Exhibit 99.1
December 10, 2007

Investor Contact:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com
Media Contact:
Kevin O’Malley
Marketing Communications Manager
608.824.3384
komalley@tomotherapy.com

FOR IMMEDIATE RELEASE
TomoTherapy Announces Date of Annual Meeting of Shareholders
MADISON, Wis. — December 10, 2007 — TomoTherapy Incorporated (NASDAQ: TTPY) today announced that it will hold its annual meeting of shareholders on May 1, 2008 at 10 a.m. CDT. The meeting will be held at TomoTherapy’s corporate office located at 1212 Deming Way in Madison, Wisconsin.
At the meeting, shareholders will elect directors up for election and transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors of TomoTherapy Incorporated has fixed the close of business on March 3, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company completed its initial public offering in May 2007 and its stock is traded on the NASDAQ Global Market under the symbol TTPY. To learn more about TomoTherapy, please visit our Web site at www.TomoTherapy.com.
©2007 TomoTherapy Incorporated. All rights reserved. The following words and logos used herein or in italicized or stylized text are trademarks or registered trademarks of TomoTherapy Incorporated in the United States and other countries: the TomoTherapy logo, TomoTherapy, Hi·Art and CTrue.
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